Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into effective the 20th day of August, 2012, by and between David J. Cutler, located at 2460 W. 26th Avenue, Suite 308C, Denver, Colorado 80211 (hereinafter referred to as “Consultant”) and Discovery Gold Corporation (temporarily) located at 2817 NE 32 Street, #201Fort Lauderdale, FL 33306 (hereinafter referred to as “DG,” or the “Company”) (together, the “Parties”).

WITNESETH:

WHEREAS: Consultant is engaged in the business of providing and rendering financial, accounting, and regulatory consulting and management services to publicly listed companies and has knowledge and experience to render said requisite services as Chief Financial Officer and effective comptroller to DG; and

WHEREAS, DG desires to retain Consultant for the above services;

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, and other valid consideration, receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Engagement

Company herewith engages Consultant and Consultant agrees to render to Company advisory management services referenced above and below as Chief Financial Officer (and, when and if requested, as a Director and Corporate Secretary) of the Company (the “Services”) as follows.

A.   The consulting Services to be provided shall include, but are not limited to, the publicly traded company corporate roles typically performed by Chief Financial Officers and comptrollers, including accounting, financial, and regulatory reporting, and to assist the Company in presentations and communications with stockholders and the investment community concerning SG and financing of SG.

B.    Company acknowledges that Contractor has now and will hereafter provide services to other private or public companies, including natural resource (including gold exploration) companies, and the Company recognizes that these companies will require a majority of Contractor’s time, including services as an officer and/or director. Company agrees that Contractor may continue to provide services to such outside interests, provided that such interests do not unreasonably conflict with the good faith provision of the Contractor’s Services as needed to adequately service the Company’s reasonable business needs; the Company acknowledging, however, that Contractor shall in any event commit no more than forty percent (40%) of his working time to providing Services hereunder as needed.

2.	Term and Termination

This Agreement shall be for a Term of twelve (12) months commencing August 20, 2012; after such initial Term, this Agreement shall be automatically renewed for successive 12 month terms unless terminated upon 31 days written notice by either party. This Agreement may be terminated by either party during the initial Term or successive terms upon 31 days written notice to the other party. Any such termination shall be effective at the end of such 31 day notice period (Effective Termination Date). Termination or resignation of Contractor’s Services as an officer of Company hereunder need not include termination or resignation of Contractor as a director of Company.

In the event of any such termination hereunder all shares or funds (including expenses) to be paid or provided to Consultant hereunder through the Effective Termination Date (31 days after giving of written notice) shall be fully earned, non-assessable, and non-refundable, and shall be fully paid (as to funds) and delivered (as to stock) to Consultant. Then the parties shall have no further duties or responsibilities to each other except that the Company shall be responsible to have completed any and all payments and issuances of stock due to Consultant hereunder through the Effective Termination Date, and Consultant shall be responsible to comply with the provisions of Section 3 hereof. Concurrently with the delivery of payments and shares hereunder upon termination, Consultant shall deliver his resignation, and the parties hereto shall upon request deliver mutual releases and discharges in favour of one another with respect to any matters or causes arising up to the Effective Termination Date of this Agreement, in terms and substance satisfactory to the parties, acting reasonably.

3.	Treatment of Confidential Information

Consultant shall not disclose, without the written consent of the Company, any financial and business information concerning the business, affairs, plans and programs of the Company which are delivered by the Company to Consultant in connection with Services hereunder, provided such information is plainly and prominently marked in writing by the Company as being confidential (the "Confidential Information"). Consultant will not be bound by the foregoing limitation in the event (i) the Confidential Information is otherwise disseminated or becomes public information or (ii) Consultant is required to disclose the Confidential Information pursuant to a subpoena or other judicial order.

4.	Representation by Consultant of Other Clients

Company acknowledges and consents to Consultant rendering consulting and/or other services to other current and future clients, including serving as officer and/or director of such clients, even though such clients are engaged in the same or similar business as that of Company.

5.	Indemnification

Company acknowledges that Contractor, in the performance of the Services hereunder, will be required to rely upon the accuracy and completeness of information supplied by the Company’s officers and/or directors. Company agrees to indemnify, hold harmless and defend Consultant (including any agents or employees) from any proceeding or suit which arises out of or is due to the inaccuracy or incompleteness of any material or information, supplied by or approved by, the Company to Consultant or others, and against any damages suffered by the Consultant as a result of being an officer or director of the Company (unless directly caused by Consultant’s malfeasance). The Company undertakes to acquire officer and director liability insurance as soon as possible.

6.	Independent Contractor

It is expressly agreed that Consultant is acting as an independent contractor in performing the Services hereunder. Company shall carry no workers compensation insurance or any health or accident insurance for Consultant or its agents or employees. Company shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits that might be customary in an employer-employee relationship.

7.	Non-Assignment

This Agreement shall not be assigned by either party without the written consent of the other party, but shall enure to the benefit of successors and heirs to the parties hereto.

8.	Compensation

The following represents the compensation to be paid by the Company and received by Consultant in connection with rendering the Services hereunder:

A)
Company agrees to deliver Eight Hundred and Fifty Thousand (850,000) duly authorized, non-assessable and fully paid shares of the Company’s common stock (the “Shares”), restricted pursuant to Rule 144 of the Securities Act of 1933, as amended, to the Consultant at the rate of 100,000 Shares for each of the first five months and then 50,000 Shares for each of the next seven months of the initial 12 month Term hereof. Stock certificates for said Shares shall be delivered by Company to Consultant on the 20th day of each month during the Term hereof commencing with September 20, 2012 and for eleven months thereafter (but not for any period after the Effective Termination Date in Section 2 above). Company will not treat these Shares as Company expense nor as income to Consultant except to the extent that Shares are actually liquidated by Consultant’s stock market sales.

B)
Company agrees to pay a monthly consulting fee of $5,000 USD, payable to Consultant on or before the 20th day of each month for the ensuing month.  This monthly consulting fee payable by Company to Consultant shall be increased to $7,500 USD per month upon Company closing on aggregate financings of $1,000,000 (one million) USD.

C)
The Company shall promptly reimburse the Contractor for all reasonable business, travel, hotel, entertainment and other out-of-pocket expenses which are incurred by the Contractor in the provision of the Services hereunder.  The Contractor shall provide the Company with copies of all vouchers, bills, invoices and statements relating to any expenses for which the Contractor claims reimbursement, and any single expense over $500.00 shall require the Company’s written approval.

D)
The Contractor shall be entitled to participate in any incentive programs, including, without limiting the generality of the foregoing, share option plans, share purchase plans, share bonus plans or financial assistance plans, in accordance with and on terms and conditions determined by the Directors in their sole discretion. As a member of the Board of Directors of Company (if such is offered and accepted) Contractor shall receive stock options pursuant to the Company’s Stock Option Plan at the same time as other Directors.

9.	Representations and Warranties

Consultant warrants and represents that he is not subject to any sanction or restriction imposed by the SEC, FINRA, any state securities commission or department, or any other regulatory or government body or agency that would prohibit, limit or curtail his execution of this Agreement or the performances of his obligation hereunder.

Company warrants and represents that it is not subject to any restriction imposed by the SEC or by operation of the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”) or any of the rules and regulations promulgated under the 1933 Act or the 1934 Act which prohibit its execution of this Agreement or the performance of its obligations set forth herein.  Company has not been sanctioned by the SEC, FINRA, or any state securities commissioner or department in connections with issuance of its securities. Company has made full material disclosure on its SEC filings and has no undisclosed liabilities.

10.	Arbitration

Any controversy, dispute or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration.  Arbitration proceedings shall be conducted in accordance with the rules then prevailing of the American Arbitration Association or any successor.  The award of the Arbitration shall be binding on the Parties.  Judgment may be entered upon an arbitration award or in a court of competent jurisdiction and confirmed by such court.  Venue for arbitration proceedings shall be within the state of Nevada.  The costs of arbitration, reasonable attorney’s fees of the Parties, together with all other expenses, shall be paid as provided in the Arbitration award.

11.	Entire Understanding/Incorporation of other Documents

This Agreement requires the entire understanding of the parties with regard to the subject matter hereof; superseding any and all prior agreements or understandings, whether oral or written, and no further or additional agreements, promises, representations or covenants may be inferred or constructed to exist between Parties.

12.
No Amendment Except in Writing; Binding Upon Successors. Neither the Agreement nor any of its provisions may be altered or amended except in a dated writing signed by both parties. This Agreement shall be binding upon successors and assigns of the parties, and shall enure to the benefit of successors and heirs to the parties.

13.
Governing Law. The Agreement and its provisions shall be constructed in accordance with, pursuant to and governed by the State of Nevada, as applicable to agreements to be performed solely within the State of Nevada, without regard to its conflict-of-law’s provisions then in effect.

14.
Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the parties hereto at their addresses provided upon execution of this Agreement.  Either party may change his or its address for the purpose of this paragraph by written notice similarly given.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one (1) instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year as follows:

CONFIRMED AND AGREED EFFECTIVE ON 20th DAY OF AUGUST, 2012.

By: /s/David J. Cutler

David J. Cutler

CONFIRMED AND AGREED EFFECTIVE ON 20th DAY OF AUGUST, 2012.

Discovery Gold Corporation

By: /s/ Stephen E. Flechner

Stephen E. Flechner, President